EXHIBIT 99.1

OPERATOR

Good day, ladies and gentlemen, and welcome to your Network Engines 2003 third-quarter conference call. (CALLER INSTRUCTIONS). And now your host for today’s call Jim Herlihy, Controller of Network Engines.

JIM HERLIHY

Good morning and welcome to Network Engines’ conference call to discuss our fiscal 2003 third quarter earnings. Thank you for joining us. Before the opening of the market today, we issued a press release on our third-quarter earnings. If you need a copy of our release, it is posted on our Website at www.networkengines.com, or you may call my office at 781-332-1051, and I will get one to you.

Before we begin, let remind you that except for historical information presented some of the matters discussed during this call may contain forward-looking statements regarding future events that are subject to risks and uncertainties and are made subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Those factors are incorporated by reference from the press release issued early today as well as by those contained in the section titled “Factors That May Affect Future Operating Results” as outlined in the company’s form 10-Q for the period ending March 31st, 2003 as well as other documents that may be filed from time to time with the Securities and Exchange Commission.

Regarding the Company’s financial guidance, Network Engines intends to fully comply with regulation FD as enacted by the Securities and Exchange Commission. In response to inquiries, management will comment on these matters only to the extent that any guidance as to expected financial results, business outlook or any other material information that is discussed in today’s press release and/or in this pre-announced publicly accessible conference call with management will be deemed disclosed.

The company’s conference call will be archived on the Company’s Website following the call. The Company undertakes no obligation to update this information. The Company also plans to file a transcript of this conference call with the SEC as an 8-K filing within the next week. Further, the Company will enter a quite period on or about the 15th day before the end of the quarter that will expire on the date of the next quarterly release of financial results. During this quiet period, the Company will not meet or talk with analysts about future material events and will only engage in discussions regarding historic data and general business issues.

Now let me turn the call over to John Curtis, President and Chief Executive Officer of Network Engines.

JOHN CURTIS

Thank you, Jim, and good morning everyone. Thank you for joining us on our third quarter earnings call. With me today is Doug Bryant, our Vice President of Finance and Administration and our CFO. Doug will provide the details of our financial performance and guidance in a few minutes.

This quarter Network Engines achieved a major milestone; we reported GAAP profitability and our seventh consecutive quarter of revenue growth. We exceeded our previous guidance on net income, net revenues and cash position. We reported net income on a GAAP basis of $408,000 or 1 cent per share, a significant improvement from a net loss of $684,000 or 2 cents per share in the prior quarter. Our revenues grew 39 percent to 27 million, up from 19.4 million in the prior quarter. Our cash balance at the end of the quarter was 38.6 million compared to 38.8 million at the close of the prior quarter, well above our guidance.

We made progress across every aspect of our business, reflecting the increasing acceptance of our unique value proposition by our customers and software partners. Especially significant was our success in signing new partners that we will work with to develop and distribute appliances. This was the primary reason that we acquired TidalWire and is the area of our business where we expect significant long-term growth. Some of the new appliance partners — sorry, signing the new appliance partners is a key step necessary to achieve future growth for the Company.

Yesterday we announced an agreement with FalconStor Software Inc., a developer of network storage infrastructure software solutions. We have partnered with FalconStor to develop, manufacture and distribute a virtual taped library appliance based on industry standards to accelerate the backup and restoration of data. We recently signed appliance development and distribution agreements with two other new partners, Authenex Inc. and Bocada Inc Working with Authenex, we are developing an appliance to address two factor authentication for secure network access. We are working with Bocada to deliver an appliance to improve data backup reliability and efficiency.

We announced our first appliance development and distribution partnership with Funk Software earlier this year. Under this agreement, we are selling a version of their steel-belted RADIUS software on an appliance to address secure authentication and access requirements for convenient speed deployment of remote and network access security. I am pleased to say that this relationship is progressing as expected.

All these relationships point to the success that we are beginning to achieve with our appliance development and distribution business. Although it currently accounts for only a small portion of our revenues, we believe the interception of our OEM appliance expertise and our distribution operations provide the significant opportunity for long-term growth. In this area of our business, we apply the engineering and manufacturing capabilities of our OEM business together with the effective go-to-market capabilities of our distribution operations to build and sell products with our partners and customers that address the pressing challenges of the storage and security networking markets. We are optimistic that we will be able to identify additional opportunities to partner with software companies in developing market new appliances into security and storage market segments in coming quarters.

Turning to our OEM appliance business, this was another strong quarter. We achieved 14.4 million in revenues, a 57 percent increase from the prior quarter. Our largest OEM partner continued to grow and during the quarter accounted for about 48 percent of our total revenues. In our OEM appliance business, we apply our unique engineering capabilities to identify and produce tailored solutions that meet the specific needs of our partners.

As we have stated in the past, a key goal of our OEM appliance business is to partner with additional large accounts in order to diversify and broaden our revenue base. I am happy to report that we are making significant progress towards achieving this goal. During the next several quarters, we expect the ramp up of sales to additional OEM customers, and we will provide more information on specific partnerships as appropriate. From our experience, it typically takes six to 12 months for a new customer to ramp up before we see significant revenues.

During the quarter, we announced a relationship with Ipsum Networks to build an appliance that identifies network problems and monitors the impact on application flow availability. Also during the quarter, a number of our existing OEM appliance customers announced new appliances for upgrades to their product family, reflecting the growing trend toward appliantization. The partners enhancing their appliance offerings included SilentRunner, Network Intelligence, Sonexis and Proficient Networks.

We had a record-breaking quarter in our distribution business with revenues of 12.6 million, a 24 percent sequential increase. During the quarter, we expanded our distribution operations into the security market. In the past, our distribution operation has primarily served the storage market. However, we are now beginning to leverage the security practices of our existing customers to distribute products and expand our presence in the security market. Also, we see a trend toward the convergence of storage and security applications and believe we are well-positioned to address the growing demand for products that meet the needs of these markets.

We announced the new distribution agreements during the quarter with three companies — ServGate Technologies, cipherOptics and American Megatrends. In each case, we are distributing their products to or channel of over 500 value- added resellers and systems integrators. For ServGate Technologies, we are distributing their line of security appliances. For cipherOptics, we are distributing their storage security

Gateway productline, and for American Megatrends, we are distributing their family of server management products. These new partnerships are added to our existing relationships with companies such as Emulex (ph ), QLogic (ph), McData and JNI. We will continue to selectively seek products and partnerships to complement our linecard and help us expand our customer base.

The market for storage and security products represents a multibillion dollar opportunity. We will continue to address this market by expanding our business relationships and investing in our capability to effectively engineer, manufacture and distribute quality products. We believe this will put us in a strong position to address growing IT requirements for a mission-critical solution in storage and security networking in both the enterprise and small to medium business.

Now let me hand the call over to Doug Bryant who will comment on the third quarter results and will provide forward-looking guidance.

DOUGLAS BRYANT

The financial results that I am about to review and the guidance that we will provide will be discussed on a generally accepted accounting principles or GAAP basis. We are obviously very excited to report profitability in our seventh consecutive quarter of sequential revenue growth. During each quarter, we have established financial goals, and we have consistently met or exceeded those goals. We are very proud of this achievement in what has been and continues to be a very uncertain business climate.

Consolidated net revenues for or fiscal third quarter were $27 million. The guidance that we gave in last quarter’s earnings call was for consolidated revenue of $22 to $24 million, of which we expected $11.5 to $12.5 million in OEM appliance revenue and between 10.5 and 11.5 million of distribution revenue. We exceeded our prior guidance due to our OEM appliance revenue being approximately $14.4 million for the June quarter and distribution revenues being approximately 12.6 million.

Our third quarter OEM appliance revenue represents a 57 percent increase over the second quarter. Distribution revenues grew 24 percent over the second quarter. One OEM appliance customer made up 48 percent of total revenue compared to 42 percent in our second fiscal quarter of 2003. There were no other greater than 10 percent customers.

Gross margins during the quarter were slightly down to 20.6 percent from 20.9 percent in the second quarter. The June quarter’s gross margin percent was in line with the 19.5 to 21.5 percent guidance we provided last quarter. The slight decrease in gross margin percent was primarily due to an increase in our warranty reserves that was partially offset by vendor rebates and volume efficiencies. Operating expenses during the third quarter were $5.3 million compared to $4.9 million during the second quarter. Again, this is in line with the guidance we gave last quarter of between $5 and $5.3 million.

The $5.3 million includes approximately 229,000 of stock compensation and 254,000 of amortization expenses that resulted from the TidalWire acquisition. The increased spending in June quarter was primarily related to engineering projects and increased investment in sales and marketing related to the security vertical market and related to the selling of appliances through distribution. As a result of the above, our net income for the quarter was approximately $408,000 which is significantly better than our prior guidance of a projected loss of $200,000 and $500,000. Again, the profit of 408,000 includes charges of 229,000 stock compensation and 254,000 of amortization expenses.

Turning to the balance sheet, our cash position at the end of the second quarter was $38.6 million. We had previously given guidance that cash would be between $33 and $35 million. The cash burn of approximately $260,000 is our lowest quarterly use of cash since our IPO. The better-than-expected cash balance is primarily due to the linearity of revenue in the June quarter. Essentially each month’s revenue accounted for approximately one-third of the quarter’s revenue.

Accounts Receivable was about $11.8 million, which was a decrease from the 12.7 million at the end of March. The DSO calculates to approximately 39 days compared to last quarter’s 59 days. The primary reason for this quarter’s decrease was the linearity of the revenue. As we have pointed out in the past, the

DSO metric could vary significantly due to possible quarterly fluctuations and the timing of shipments to and payments primarily from our large OEM appliance customer.

The net inventory balance was approximately $10 million compared to $5.9 million at the end of last quarter. Inventory turns for the quarter were approximately 8.6 versus 10.5 last quarter. The June 30th balance reflects some quarter end purchasing to take advantage of favorable pricing. The net inventory balance consists entirely of current products and will tend to fluctuate primarily based on the growth of our business and on the timing of shipments to our large OEM customers.

In regards to providing guidance, we anticipate net revenues in our fourth quarter ending September 30, 2003 will be approximately $27 to $29 million. These estimates are based on current forecasts from certain partners and based on historical and seasonal trends. We expect OEM appliance revenues to be between $15.5 and $16.5 million for the quarter and distribution revenue to be between $11.5 and $12.5 million. We expect the continued high concentration of OEM appliance revenues to be from one significant customer.

The distribution revenue for the June quarter was significantly affected by two deals that made up a little over $1 million. We have netted those deals out to establish the September quarter distribution revenue guidance. We expect the fourth quarter distribution revenue to be derived primarily from the TidalWire legacy business.

We expect fourth quarter gross margins to continue to be in the 19 to 21 percent range depending on sales volume and the revenue mix during the quarter. As we mentioned previously, margins from the distribution of third-party products are lower than server appliance margins. Additionally, as volumes increase on the OEM appliance side, some of the cost savings associated with volume efficiencies will be shared with our partners. Operating expenses in the fourth quarter are expected to increase from 5.3 million in the third quarter to between $5.4 and $5.7 million. Included in these estimates are stock compensation of 219,000 and intangible amortization expenses of $ 254,000. The expected incremental spending is related to engineering expenses, which is very much project driven and additional spending related to OEM appliance sales as we work to diversify that side of the business.

On a GAAP basis, we expect net income in the fourth quarter will be between 200,000 and 500,000 or a penny a share. Again, included in these productions are approximately 254,000 of intangible amortization expenses and 219,000 of stock compensation expenses that are also included in the projected operating expenses that I just provided.

Our cash position at the end of the fourth quarter is expected to be approximately $33 to $35 million. This projected decrease in cash is attributable to increased investments in working capital due to the growth of the business. The investments in working capital are primarily due to our expectation that fourth quarter revenues will not be as linear as the third quarter.

Now John has a few final comments before we open the discussion to questions.

JOHN CURTIS

Our financial performance this quarter reflects the significant progress we have achieved with customers, partners and prospects in the development and distribution of appliances and related products in storage and security markets. We saw continued success across all of our business operations, and we expect to continue to make investments to promote the growth of our business.

Our financial performance this quarter was greatly enhanced by the operations obtained from the TidalWire acquisition which we completed about six months ago. The distribution capabilities provided by TidalWire combined with their positive impact on earnings and revenues have allowed us to expand our operations and pursue a broader range of business opportunities. We had committed much of our management attention in the past six months toward ensuring the merger of operations and systems were successful. We believe that the integration has gone well and that the combined company is well-positioned to address the needs of our customers and business partners.

We have a solid organization and management team in place to support our business model, and we expect to continue to maintain profitability during our fourth quarter while growing net revenues and expanding our customer base. As we continue to diversify our distribution and OEM product line, the rate of growth will continue to be dependent upon the timing of demand from our VAR and OEM customers.

Going forward, we will pursue key operational goals in addition to the financial performance goals that Doug highlighted. As we have previously discussed, we have been working to diversify our OEM revenues by expanding that portion of our business to include additional OEM customers. While these new partnerships take time to mature, we have a promising level of activity in this area that bodes well for developing additional OEM relationships. We expect to incur increased costs in engineering as we develop these new OEM relationships and/or new or improved versions of appliance platforms for our existing OEM partners.

In distribution operations, we will continue to seek new appliance development and distribution agreements with partners such as Funk, FalconStor, Authenex and Bocada. We expect that partnering with key software companies in the storage and security market and bringing new appliances to market will result in increasing revenues, improved profitability and will be a key component of our long-term growth plans. And important measure of our future success will be the level of new product introductions and new relationships that we develop in our appliance distribution business. We also expect to incur increased engineering and sales expenses as we develop and launch appliances with new software partners, including those that we recently signed.

One of our challenges in the coming quarters will be to balance investments and growth opportunities with maintaining profitability. Overall we have reason to feel good about our company. The momentum of our business is building. Our customers and partners are reacting positively to our business strategy. We have identified a growing number of opportunities, particularly with large established companies. We have a solid financial underpinning with growing revenues, continued profitability and a strong cash position. All this bodes well for our future. We have a tremendous opportunity for greater growth, and I feel confident that we have the resources, including management and dedicated employees in place to execute successfully.

The results of this quarter represent a major step forward after two years of rebuilding and repositioning the Company. As we stated then, our primarily goal is to increase shareholder’s value. We will continue to be dedicated to this mission.

Thank you for your time this morning. I appreciate your interest in Network Engines, and at this point, I would like to open the call for questions. Operator, can you please prompt the audience for questions?

OPERATOR

(CALLER INSTRUCTIONS). Troy Jensen, Doughrety & Company.

THE CALLER

First of all, congratulations on a nice quarter. Just a quick question. If you guys kind of look back, I know EMC provides a 90 days forecast and maybe a 180 day estimate. Can I compare that to the guidance that you gave for Q2? It looks like there is substantial upside, and would you say it is more conservative guidance that you gave at the time, or was it just clean upside from EMC? What I am getting to is I am trying to figure out if the September quarter estimates here are maybe a little conservative, too? Because if you look at the low end of the range, it would indicate flat sales, and listening to EMC, it seems like they still have huge expectations for some Centera?

DOUGLAS BRYANT

Basically as far as the guidance that we have gave last quarter, it was based on estimates that we had at the time. Even though the contract is designed so that we get a certain level of purchase orders and some forecasting, they certainly have the right to push and pull, and that is something we just cannot predict when we give that guidance.

We don’t think we were being ultra-conservative at the time. We are using the information that we had as to the time that we gave the guidance. From a guidance prospective of what we just gave for the September quarter, I think internally we look at it — as you’ve really got to look at that 27 to 29 guidance compared to what we did a couple of quarters ago, we went from $19.4 million in our March quarter to projecting 27 to 29. So for two quarters, you are talking 45 to 50 percent increased growth. We think that is quite remarkable.

You’ve got to look at we are in the summer months. We do base our guidance based on estimates that we are getting from our partners, and some of that is based on historical and seasonal trends. So right now we do feel comfortable with the 27 to 29 that we have out there, and we think it is a great accomplishment of we have done over these past six months.

THE CALLER

And just a follow-up on that. Is there any concerns, are you guys losing any sleep at all, Centera continues to grow at this rate. Are there going to be bigger contract manufacturers trying to muscle their way in, or is the relationship with EMC pretty strong that you guys are comfortable with that?

JOHN CURTIS

We feel that we have a good relationship with EMC. There is a lot of activity that goes on I guess you would say underneath the covers that bodes well for us going forward. Our way of handling this is just to work real hard at the relationship, to get things right and meet their needs. We think by doing that we will maintain EMC as a strong partner.

THE CALLER

Congratulations again. Those are very impressive numbers.

OPERATOR

Shebly Seyrafi, A.G. Edwards.

THE CALLER

Thank you very much. Nice quarter John and Doug. Can you talk about the growth of your Legacy TidalWire business and how that grew sequentially and what you project that to grow in the fourth quarter? And then I have a few follow-ups.

JOHN CURTIS

We did 12.6 million in the June quarter, and that was compared to 10.2 million. As we stated, some of that 12.6 was driven by two significant deals of approximately 1 million. We have stripped those two deals out in providing our guidance for the September quarter. So the 12.6 gets you down to 11.6, and the guidance that we gave at the beginning of the quarter was 10.5 to 11.5, so even stripping those two deals out, they would have beat the guidance that we had set for ourselves.

Obviously we are taking those deals out, we are showing 11.6 in the guidance to 11.5 to 12.5 for the September quarter. And some of that is based on still heavily concentrated with the TidalWire legacy business, which has a fair amount of Fibre Channel HBAs, and we look at the trends in that market as to what the growth potential is there. So that is how we have come up with our 11.5 to 12.5 for the current guidance.

THE CALLER

Am I fair in concluding that in the third quarter, about $1 million, a little over 1 million, was from security appliances? And then as you look at the fourth quarter, what do you expect for security appliances within that distribution number that you guided?

DOUGLAS BRYANT

We typically don’t break that out, but we say a bulk of the revenue is from the Legacy TidalWire business. That traditionally is storage-centric. We have recently begun to sign some security partners. I think the recent push for us that we announced during the quarter, so suffice it to say that most of last quarter’s revenue was Legacy TidalWire, and what we are projecting for the September quarter, most of that is going to be Legacy TidalWire revenue as well.

THE CALLER

Also, I noticed that your gross margin declined sequentially even though your OEM appliance business outgrew your lower margin distribution business. You do provide in your Qs the gross margins by component. I am curious — first of all, can you just give us an update on what those gross margins were by component, distribution and OEM appliance? My question is why did it decline if OEM appliance outgrew distribution? I know you talked about some inventory reserves. Maybe you can touch on that.

DOUGLAS BRYANT

Basically what it looks like is the margins in the distribution side of the business where a little bit better this quarter, and that was primarily because of the vendor rebates that we discussed, that we mentioned. They are coming in, I think they did around 18 last quarter, and it is going to be around 21 percent for the current quarter primarily because of those vendor rebates.

On the appliance side of the business, we have gone from 24 down to approximately 20, primarily because of the increase in the warranty reserves. That increase in the warranty reserves is basically from an accounting perspective it is a change in estimate. It is still relatively new products that we are talking about, and as we get better history and better information going forward, we basically increased our warranty reserve based on a change in estimate. So those are the primary drivers as to what is happening on those two sides of the business.

THE CALLER

The latter, though, the OEM appliance margin going down had nothing to do with your major customer basically asking for better prices?

DOUGLAS BRYANT

You know there is always pressure as volumes increase that people want cost reductions, and we are at a point where based on those volumes that we are not always going to get 100 percent of these volume efficiencies. We are to the point where we need to share some of that with our high-volume customers.

THE CALLER

If you can provide some metrics on cash flow from operations, CapEx, headcount, and maybe petabytes by the storage, if you can provide that?

DOUGLAS BRYANT

The petabytes, I don’t have that information. We don’t produce that. From a cash flow prospective, I don’t have that broken out, but I can tell you that the CapEx in our business today is not significant. We built this company up until previously, a 250 person company, so through restructurings, we have certainly skinnied that back. Right now we are about 94 people. So there is a fair amount of CapEx spending that was previously done that we are still utilizing today.

So CapEx is not significant, and the headcount that you mentioned I think at the end of June we were about 90 which was pretty consistent with the prior quarter, and I think we have added four people in the current quarter. We do supplement that headcount with the use of contractors, primarily on production side, but we also use them on engineering and marketing as well.

OPERATOR

Mark Su, Unterberg Tobin.

THE CALLER

What is the backlog of OEM partners or if I can ask another way, how should we see the number of partners developing from now to the end of the year?

JOHN CURTIS

Well, we don’t discuss backlog. As I said in our call, we have begun to see some additional margin OEM partners that have interest in working with us, and we should see that increase over coming quarters. What our policy is to publicize those relationships as soon as we can, which means we need to have a contract and we need to have permission from the partner. In cases where we cannot get permission from the partner but we have a contract and we deem it to be material, we will disclose it without disclosing the partner.

THE CALLER

So what is the total number of partners now?

JOHN CURTIS

The total number — you mean OEM partners? We have about a dozen including our major one. Most of the others we also refer to as ISV appliance partners, and we have referred to them that way in the past. Going forward, we have begun to differentiate our business between those customers that we built the price for and essentially sell it back to them, and we call all those customers OEM partners and our distribution partners which we built an appliance for them and take it through our channels.

THE CALLER

So is there an ideal mix between storage and security, or does it really matter for you?

JOHN CURTIS

It does not matter for us. Obviously our emphasis here in the near term will be on security as we try to build up our security practice.

THE CALLER

Thank you and good luck.

OPERATOR

Jason Crawshaw, Brait Specialized Funds

THE CALLER

A couple of quick questions here. The first, would you take a shot if we look two years out what a steady-state orbiting model would look like, both the gross margin basis and the operating margin basis, and what sort of revenue run-rate you would need to achieve that would be first question? The second question as far as the cash on the balance sheet, clearly you guys are in a breakeven slightly profitable situation. Will you look to do something with that cash? Are there any other opportunities out there?

JOHN CURTIS

The first question, we have really been very busy tactically getting the Company re-positioned and getting the profitability, and right now we are focused tactically on maintaining the profitability and keeping the company growing. So we really don’t have any longer-term vision to share with you. As our business gets a little bit more mature and as we understand it better, we certainly will start sharing that with our shareholders, but we are not in the position to do that today.

DOUGLAS BRYANT

From a cash point of view, what will we use it for? Basically it sounds like a cookie-cutter answer, but we are going to use it to enhance shareholder value. So that is any and all opportunities to do that, whether that is through external and internal means. That is what we are going to use it for.

OPERATOR

Shebly Seyrafi, A.G. Edwards.

THE CALLER

Just a few more, please. The inventory level rose by 4 million sequentially. Can you add some detail as to what caused that? I assume that was from your major customer, but if not, let me know. Also your share count grew quite sizably, about 5.4 million sequentially, a lot more than in the past. What drove that?

DOUGLAS BRYANT

As far as the inventory, some of that is the growth in the business, so obviously some of it is based on the timing of shipments to our significant customers. I think we mentioned in the script here that there was some end of quarter purchasing that was based on some good pricing being available to us. So we took advantage of that.

From a share count point of view, what you are looking at here is you are looking at diluted shares, and because this is our first quarter of profitability, we have to incorporate not only the shares that are outstanding which really did not change that much, but you are now seeing the effect of options being included in there and warrants being included there just to get to the fully diluted earnings per share. That is all that is.

JOHN CURTIS

Operator, it sounds like there are not anymore questions, or is that the case?

OPERATOR

We have no questions at this time, sir.

JOHN CURTIS

Well, I think everybody for participating, and we look forward to talking to you at the end of the next quarter. Thanks and have a nice day.

(CONFERENCE CALL CONCLUDED)